Exhibit (h)(7)
SCHEDULE 1
(Updated March 17, 2021)

List of Funds

Fund Name	Ticker	# of Shares per Creation Unit
The Cannabis ETF	THCX	25,000
Trajan Wealth Income Opportunities ETF	TWIO	10,000
VectorShares Min Vol ETF	VSPY	10,000